EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	September 30, 2016	September 30, 2015
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	953,995,828	975,077,042
Add — Incremental shares under stock-based compensation plans	2,357,365	2,814,660
Add — Incremental shares associated with contingently issuable shares	964,091	1,068,058
Number of shares on which diluted earnings per share is calculated	957,317,284	978,959,760

Income from continuing operations (millions)	$2,854	$2,962
Loss from discontinued operations, net of tax (millions)	(1)	(12)
Net income on which basic earnings per share is calculated (millions)	$2,853	$2,950

Income from continuing operations (millions)	$2,854	$2,962
Net income applicable to contingently issuable shares (millions)	—	(1)
Income from continuing operations on which diluted earnings per share is calculated (millions)	$2,854	$2,961
Loss from discontinued operations, net of tax, on which basic and diluted earnings per share is calculated (millions)	(1)	(12)
Net income on which diluted earnings per share is calculated (millions)	$2,853	$2,949

Earnings/(loss) per share of common stock:

Assuming dilution
Continuing operations	$2.98	$3.02
Discontinued operations	0.00	(0.01)
Total	$2.98	$3.01

Basic
Continuing operations	$2.99	$3.04
Discontinued operations	0.00	(0.01)
Total	$2.99	$3.03

Stock options to purchase 29,033 shares and 35,416 shares were outstanding as of September 30, 2016 and 2015, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective period was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive.

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EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Nine Months Ended
	September 30, 2016	September 30, 2015
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	957,693,385	981,845,622
Add — Incremental shares under stock compensation plans	2,258,854	3,245,804
Add — Incremental shares associated with contingently issuable shares	771,943	897,215
Number of shares on which diluted earnings per share is calculated	960,724,182	985,988,641

Income from continuing operations (millions)	$7,375	$8,904
Loss from discontinued operations, net of tax (millions)	(4)	(176)
Net income on which basic earnings per share is calculated (millions)	$7,371	$8,727

Income from continuing operations (millions)	$7,375	$8,904
Net income applicable to contingently issuable shares (millions)	—	(1)
Income from continuing operations on which diluted earnings per share is calculated (millions)	$7,375	$8,903
Loss from discontinued operations, net of tax, on which basic and diluted earnings per share is calculated (millions)	(4)	(176)
Net income on which diluted earnings per share is calculated (millions)	$7,371	$8,726

Earnings/(loss) per share of common stock:

Assuming dilution
Continuing operations	$7.67	$9.03
Discontinued operations	0.00	(0.18)
Total	$7.67	$8.85

Basic
Continuing operations	$7.70	$9.07
Discontinued operations	0.00	(0.18)
Total	$7.70	$8.89

Stock options to purchase 533,089 shares and 40,880 shares  (average of first, second and third quarter share amounts) were outstanding as of September 30, 2016 and 2015, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive.

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